Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications

Phone (386) 418-8888

REGENERATION TECHNOLOGIES, SOUTHEAST TISSUE ALLIANCE EXTEND TISSUE RECOVERY AGREEMENT

ALACHUA, Fla., (Jan. 25, 2004) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, announced today that the company has signed a new five-year agreement with Southeast Tissue Alliance, Inc. (SETA) for the recovery of human donated tissue.

“Southeast Tissue Alliance has been an important recovery agency of RTI’s since 1998,” said Roger W. Rose, executive vice president of RTI. “SETA is one of the leading tissue recovery organizations in the country. We are pleased we have entered into this new agreement, which extends SETA’s commitment to send human donated tissue to RTI for preparation into allograft implants.”

SETA offers the option of tissue donation to hundreds of families each year. Tissues recovered by SETA include bone, tendons, ligaments, heart valves and veins. These tissues are sent to RTI for testing and precision shaping into final implant form. Musculoskeletal bone and soft tissue is sterilized through RTI’s patented BioCleanse® Tissue Sterilization Process. After processing by RTI, these implants are used by doctors to help hundreds of thousands of patients undergoing orthopedic, spinal, cardiovascular and other life-enhancing and life-saving surgeries.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues.

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RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed nearly 600,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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